Telecopy Number
(202) 745-1920

E-Mail Address
CassidyLaw@aol.com

Cassidy & Associates
Attorneys at Law
1504 R Street, N.W.
Washington, D.C. 20009
(202) 387-5400

Practice Limited to
Federal Securities
Law Matters

September 26, 2007

Board of Directors
MIPSolutions, Inc.
128 East Fairview Avenue
Spokane, Washington 99207

Re: MIPSolutions, Inc. Registration Statement
File No. 333-146052

Gentlemen:

We act as counsel for MIPSolutions, a Nevada corporation (the "Company"), in connection with the preparation and filing by the Company of registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the offer and sale of up to 2,287,050 shares of common stock offered by the holders thereof and 1,130,300 shares of common stock underlying warrants offered by the holders thereof.

We have examined the Articles of Incorporation and the By-Laws of the Company, the relevant provisions of the Nevada General Corporation Law, the relevant records of the State of Nevada and have made inquiries of the principals of the Company. We are of the opinion that the Company is in good standing in the State of Nevada and that the shares to be issued upon exercise of the warrants will have been duly authorized and validly issued, fully paid and non-assessable when issued according to the terms of the warrant, registration statement and pursuant to the Nevada General Corporation Law and the Articles of Incorporation and the By-Laws of the Company and that the shares offered and sold by the shareholders holding such shares have been duly authorized and validly issued, fully paid and non-assessable.

By this letter, we consent to the inclusion of our name under the heading "Interest of Named Experts and Counsel" in the registration statement filed on Form SB-2 referenced above.

Sincerely,

Cassidy & Associates